Exhibit 10.10

Franchise Agreement

Move Action Inc.

Matoi Corporation.

Matoi Acupuncture and Osteopathic Clinic

Move Action Inc. (hereinafter referred to as “MA”) made franchise agreement with Matoi Corporation (hereinafter referred to as “Matoi”) on the operational support of Matoi Acupuncture and Osteopathic Clinic (hereinafter referred to as the “Project”). The franchise agreement (hereinafter referred to as the “Agreement”) is as follows:

Article 1 (Purpose).

Under this Agreement MA and Matoi will cooperate with each other for mutual benefit. To this end both parties will promote and develop the Project.

Article 2 (Applicable Operations)

Based on this Agreement, MA will perform the following key functions to assist Matoi to operate its Acupuncture and Osteopathic Clinic. MA and Matoi will decide on the details of the service separately:

1.	Operational support services for osteopathic clinic operations (hereinafter referred to as “operational support”)

(1)	Monthly training for Matoi employees: customer service and treatment
(2)	Check documents related to insurance claims
(3)	Recruitment, interviews, and recruitment when replenishing or increasing employees
(4)	Employee referral to Matoi
(5)	Consulting service for osteopathic clinic operations

Article 3 (Payment of Consideration)

1.	As for the consideration for the operational support, Matoi shall pay the following advisory service fee by the 10th of the following month.
・15% of total sales (excluding consumption tax)
2.	The bank charge incurred at the time of payment shall be borne by Matoi.

(Designated bank account)

Mizuho Bank Oimachi Branch (121) Ordinary Account 2166967 Move Action Stock Company

Article 4 (Duty of Good Stewardship).

MA and Matoi shall handle information provided or disclosed in connection with the Project under supervision of a prudent manager.

Article 5 (Obligation to Maintain Confidentiality).

1.	MA and Matoi shall keep the information provided or disclosed by the other party in connection with this Agreement confidential and shall not disclose or leak it to a third party. However, this does not apply in the following cases.

(1)	When the other party agrees in advance

(2)	When it is already a publicly known fact at the time of provision or disclosure by the other party

(3)	When it becomes publicly known without fault of MA or Matoi after being provided or disclosed by the other party

(4)	When information that has already been legitimately retained by the other party at the time it is provided or disclosed by the other party and the other party is notified to that effect.

(5)	In the case of information disclosed by a third party with legitimate authority without restriction on disclosure

(6)	When responding to a request for disclosure based on the legitimate authority of a third party with legitimate authority

(7)	In connection with this matter, to the extent deemed necessary by MA or Matoi, when disclosing to experts such as lawyers, certified public accountants, tax accountants, etc.

2.	In the event that information is disclosed pursuant to provisos (6) to (7) of the preceding paragraph, the other party shall be promptly notified to that effect.
3.	MA and Matoi shall also be solely responsible for ensuring that their officers and employees strictly comply with the contents of this Agreement.
4.	In the event that MA and Matoi neglect the obligations set forth in this Article and cause damage to the other party as a result, they shall compensate for the damage.
5.	In the event that MA and Matoi neglect the obligations set forth in this Article and a dispute arises with a third party as a result, they shall each resolve it at their own responsibility.

Article 6 (Effective Period)

This Agreement shall be effective for a period of two (2) years from the date of conclusion of this Agreement, and termination during the effective period shall not be possible. In addition, if there is no express of intention from MA or Matoi at least six months prior to the expiration of the term, this Agreement shall be extended for one year under the same conditions, and the same shall apply thereafter.

Article 7 (Termination and Termination of this Agreement)

1.	In the event that MA or Matoi intends to terminate this Agreement due to circumstances after the renewal of this Agreement, the other party shall be notified with a notice period of six months or more.
2.	In the event of any of the following events against MA or Matoi, the other party may terminate this Agreement immediately without notice.

(1)	When Matoi violates this Agreement.
(2)	When the Member acts in a way that damages the honor or credibility of the other party.
(3)	When a resolution is made to dissolve the Company, or when there is a petition for bankruptcy proceedings, corporate reorganization proceedings, civil rehabilitation proceedings, or the commencement of special liquidation.
(4)	When there is a petition for seizure, provisional seizure, provisional disposition, or auction, or when a delinquent disposition is received.
(5)	When an event equivalent to the preceding items occurs

Article 8 (Antisocial Forces).

1.	In the event of any of the following events against MA or Matoi, the other party may immediately terminate this Agreement without notice.

(1)	MA or Matoi (including officers of MA or Matoi, persons substantially having management rights, etc.) not exceeding

The same applies to this section. “Organized Crime Countermeasures Guidelines” (Notification of the Deputy Director General of the National Police Agency dated October 25, 16), “Guidelines for Preventing Damage by Antisocial Forces by Companies” (Heisei 19 6 In light of the report of the Executive Committee of the Ministerial Council on Crime Countermeasures on May 19), when it is recognized that the person is an antisocial force

(2)	If MA or Matoi has a continuous or deep relationship with antisocial forces humanly, capitally, or economically.
(3)	In the event that MA or Matoi uses antisocial forces.

2.	If it is found that MA or Matoi has violated or is likely to violate the preceding paragraph, Matoi shall immediately notify the other party.
3.	Cancellation pursuant to Paragraph 1 above shall not preclude the other party from claiming damages from MA or Matoi for damages incurred.
4.	MA or Matoi shall not compensate for any damage incurred by the other party due to cancellation pursuant to Paragraph 1 above.

Article 9 (Agreed Jurisdiction)

In the event of a dispute regarding this Agreement, the Tokyo District Court shall be the exclusive agreement jurisdictional tribunal of the first instance.

Article 10 (Matters to be discussed)

In the event of any matters not stipulated in this Agreement or any doubt arising regarding the contents of this Agreement, the Company shall decide on the handling of such matters after consultation in good faith with each other.

In order to certify the conclusion of this Agreement, two copies of this document shall be prepared and each copy of the Company shall be kept with the name and seal of the Company.

March 28, 2i, Sun	(Ko) 1-8 Nishioi, Shinagawa-ku, Tokyo Move Action Co., Ltd. Director Yoshio Ukaji

(b).〒 210-0834 Kawasaki-shi Kawasaki-ku Oshima 271-1 Matoi Corporation, Representative Director Chief Takahashi